December 14, 2017
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Bank of America Names Maria Zuber to Board of Directors

CHARLOTTE - Bank of America’s Board of Directors today appointed Dr. Maria Zuber as a director, effective immediately.

Zuber, 59, currently serves as the E. A. Griswold Professor of Geophysics and the vice president for research at Massachusetts Institute of Technology (MIT), where she is responsible for research administration and policy. She chairs the National Science Board, having been appointed as a member by President Barack Obama in 2013. Since 2010, she has also served as a senior research scientist at the National Aeronautics and Space Administration (NASA). In 2004, President Bush appointed her to the Presidential Commission on the Implementation of United States Space Exploration Policy.

“Dr. Zuber brings to our board diverse perspectives in several areas, including technology and risk management,” said Chairman and Chief Executive Officer Brian Moynihan. “We look forward to benefiting from her unique talents and experience.”

Zuber has been appointed to the Enterprise Risk and Corporate Governance Committees of the Bank of America Board of Directors.

“Dr. Zuber adds even more diversity and experience to our board,” said Jack Bovender, lead independent director. “More than a third of our independent directors are women, and the average tenure of the independent directors is six years.”

In 2002, Discover magazine named Zuber one of the 50 most important women in science and, in 2008, she was named to the U.S. News & World Report/Harvard Kennedy School Center for Public Leadership List of America’s Best Leaders.

Zuber oversees MIT’s Lincoln Laboratory and more than a dozen interdisciplinary research laboratories and centers, including the Computer Science Artificial Intelligence Laboratory, Koch Institute for Integrative Cancer Research, the MIT Energy and Environmental Solutions Initiatives, the Plasma Science and Fusion Center, the Research Laboratory of Electronics, the Institute for Soldier Nanotechnologies, and Haystack Observatory. She is also responsible for intellectual property and research integrity and compliance, as well as research relationships with the federal government.

Zuber served as the head of MIT’s Department of Earth, Atmospheric and Planetary Sciences from 2003 to 2011. Since 1990, she has held leadership roles associated with scientific experiments or instrumentation on nine NASA missions, notably acting as principal investigator for NASA's Gravity Recovery and Interior Laboratory mission, an effort to map the moon's gravitational field.

Zuber has won numerous awards, including the MIT James R. Killian Jr. Faculty Achievement Award; NASA's Outstanding Scientific Achievement Medal; Distinguished Public Service Medal and Outstanding Public Leadership Medal; the American Geophysical Union Harry H. Hess Medal; the Geological Society of America G. K. Gilbert Award; and the American Astronautical Society/Planetary Society Carl Sagan Memorial Award. She is a member of the National Academy of Sciences and American Philosophical Society, and is a fellow for the American Academy of Arts and Sciences, the American Association for the Advancement of Science, the Geological Society and the American Geophysical Union. Zuber also serves on the Board of Fellows of Brown University.

Bank of America
Bank of America is one of the world's leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 47 million consumer and small business relationships with approximately 4,500 retail financial centers, approximately 16,000 ATMs, and award-winning digital banking with approximately 34 million active users, including approximately 24 million mobile users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 3 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in all 50 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange.

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